UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 10, 2018

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3320 W  Woodrow Wilson Ave
Jackson, MS 39209-3409
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.   Entry into a Material Definitive Agreement

On July 10, 2018, Cal-Maine Foods, Inc. (the “Company”), entered into a Credit Agreement effective as of that date (the “Credit Agreement”), among the Company, as borrower (the “Borrower”), the wholly-owned direct and indirect domestic subsidiaries of the Company as guarantors, BMO Harris Bank N.A. (the “Administrative Agent”), as Administrative Agent, Swingline Lender and L/C Issuer, BMO Harris Bank N.A. and Greenstone Farm Credit Services, ACA, as lenders (the “Lenders”), and BMO Capital Markets, as the sole Lead Arranger and sole Book Runner.
The Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate principal amount of up to $100 Million (the “Credit Facility” or “Revolver”), which includes a $7.5 Million sublimit for the issuance of standby letters of credit and a $7.5 Million sublimit for swingline loans. The Credit Facility also includes an accordion feature permitting the Borrower, with the consent of the Administrative Agent, to increase the Credit Facility by increasing the revolving commitments in the aggregate up to $125 Million. The proceeds of the Credit Facility can be used by the Company for general working capital purposes, capital expenditures, to refinance existing indebtedness and to finance acquisitions.

The Credit Facility has a term of five years and will mature on July 10, 2023, at which time all amounts outstanding under the Credit Agreement will be due and payable in full.

The interest rate in connection with loans made under the Credit Facility will be based, at the Borrower’s election, on either the Eurodollar Rate plus the Applicable Margin or the Base Rate plus the Applicable Margin. The “Base Rate” means a fluctuating rate per annum equal to the highest of (a) the federal funds rate plus 0.50% per annum, (b) the prime rate of interest established by the Administrative Agent, and (c) the Eurodollar Rate for an interest period of one month plus 1% per annum, subject to certain interest rate floors. The “Eurodollar Rate” means the reserve adjusted rate at which Eurodollar deposits in the London interbank market for an interest period of one, two, three, six or twelve months (as selected by the Borrower) are quoted. The “Applicable Margin” means 0.00% to 0.75% per annum for Base Rate Loans and 1.00% to 1.75% per annum for Eurodollar Rate Loans, in each case depending upon the average revolver outstanding balance at the quarterly pricing date. In addition, the Company will pay a commitment fee of 0.20% on the unused portion of the Credit Facility.

The Credit Facility is secured by a first-priority perfected security interest in substantially all of the Borrower’s  and  the guarantors’  accounts, payment intangibles, instruments (including promissory notes), chattel paper, inventory (including farm products) and  deposit accounts maintained with BMO Harris Bank N.A., the Administrative Agent.

The Credit Agreement contains customary covenants, including, but not limited to, restrictions on the incurrence of liens, incurrence of additional debt, sales of assets and other fundamental corporate changes and investments. The Credit Agreement requires maintenance of two financial covenants (i) a minimum working capital ratio of 2.00 to 1.00 and (ii) an annual limit on capital expenditures of $100,000,000. Additionally, the Credit Agreement requires that Fred R. Adams Jr., his spouse, natural children, sons-in-law or grandchildren, or any trust, guardianship, conservatorship or custodianship for the primary benefit of any of the foregoing, or any family limited partnership, similar limited liability company or other entity that 100% of the voting control of such entity is held by any of the foregoing, shall maintain at least 50% of the Company's voting stock. Failure to satisfy any of these covenants will constitute a default under the terms of the Credit Agreement. Further, under the terms of the Credit Agreement, dividends are restricted to the Company's current dividend policy of 1/3 of the Company's net income computed in accordance with generally accepted accounting principles. The Company is allowed to repurchase up to $75 Million of its capital stock in any year provided there is no default under the Credit Agreement and the Borrower has availability of at least $20 Million under the Credit Facility.

The Credit Agreement also includes customary events of default and customary remedies upon the occurrence of an event of default, including acceleration of the amounts due under the Credit Facility and foreclosure of the collateral securing the Credit Facility.

The Credit Facility is guaranteed by all the wholly-owned direct and indirect domestic subsidiaries of the Company and the Credit Agreement requires that any future wholly-owned direct or indirect subsidiaries of the Company guarantee the Credit Facility and pledge the same collateral as pledged by the Company to secure the Credit Facility.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in "Item 1.01. Entry Into a Material Definitive Agreement" of this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(d)  Exhibits

10.1    Credit Agreement, dated July 10, 2018, among Cal-Maine Foods, Inc., and BMO Harris Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAL-MAINE FOODS, INC.

Date:	July 10, 2018	By:	/s/ Timothy A. Dawson
Timothy A. Dawson Director, Vice President, and Chief Financial Officer